UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2010

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas  75231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement

Amended and Restated Credit Facility

On October 22, 2010, Reddy Ice Corporation (“Reddy Corp”) entered into an amended and restated credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended and Restated Credit Agreement”).  The Amended and Restated Credit Agreement provides for a $50 million revolving credit facility which may be used by Reddy Corp for working capital and general corporate purposes.  Macquarie Bank Limited, a lender under Reddy Corp’s prior credit agreement, is currently the sole lender under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement provides that loans will bear interest at rates based on LIBOR plus a margin of 7.00% per annum or, at the option of Reddy Corp, the Base Rate, as defined in the Amended and Restated Credit Agreement, plus a margin of 6.00% per annum, the relevant margin being the Applicable Margin.  Swing line loans will bear interest at the Base Rate plus the Applicable Margin.  In addition, Reddy Corp paid a closing fee to, and will pay certain ongoing fees to, Macquarie Bank Limited.

No loans are currently outstanding under the Amended and Restated Credit Agreement and no loans were made under the prior credit agreement after it was entered into on March 15, 2010.  As of October 22, 2010, Reddy Corp had unrestricted cash on hand of $42.8 million and restricted cash securing obligations under letters of credit of $10.3 million and Reddy Ice Holdings, Inc. (“Reddy Holdings”) had unrestricted cash on hand of $12.9 million.

The revolving credit facility will terminate and all amounts outstanding thereunder, plus accrued interest, will be due on October 22, 2014.

The obligations under the Amended and Restated Credit Agreement are fully and unconditionally guaranteed by Reddy Holdings and will be so guaranteed by any future domestic wholly owned restricted subsidiaries of Reddy Corp, subject to certain exceptions.

The Amended and Restated Credit Agreement contains financial maintenance covenants, including a maximum senior leverage ratio (defined as the ratio of outstanding loans under the Amended and Restated Credit Agreement to EBITDA (as defined in the Amended and Restated Credit Agreement)) and a minimum liquidity threshold. The Amended and Restated Credit Agreement also contains affirmative and negative covenants applicable to Reddy Corp and its subsidiaries, subject to materiality and other qualifications, baskets and exceptions. The affirmative and negative covenants are substantially consistent with those contained in Reddy Corp’s prior credit facility.

Obligations under the Amended and Restated Credit Agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the Amended and Restated Credit Agreement, including failure to pay any principal when due and payable, failure to pay interest within five (5) days after due, failure to comply with any covenant, representation or condition of any loan document, any change of control, cross-defaults, and certain other events as set forth in the Amended and Restated Credit Agreement, with grace periods in some cases.

Incorporation by Reference

The description of the Amended and Restated Credit Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Amended and Restated Credit Agreement, a copy of which is filed herewith as Exhibits 10.1 and is incorporated herein by reference.

Item 8.01.                                        Other Events.

On October 25, 2010, Reddy Holdings issued a press release to announce the entry into the Credit Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits.

10.1†  Amended and Restated Credit Agreement, dated as of October 22, 2010, by and among Reddy Ice Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

99.1†  Press Release dated October 25, 2010.

†Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      October 25, 2010

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer

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